Exhibit 99.1

ANBAILUN INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
Anbailun International Holdings Limited and Subsidiaries

We have audited the accompanying consolidated balance sheets of Anbailun International Holdings Limited and Subsidiaries (the “Company”) as of December 31, 2010 and 2009 and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Bernstein & Pinchuk LLP
New York, New York
April 25, 2011

ANBAILUN INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$15,544,035	$12,789,430
Accounts receivable	17,727,064	7,514,749
Advance to suppliers	2,260,517	-
Prepaid expenses	18,906	18,282
Inventories	5,206,012	3,443,210

Total Current Assets	40,756,534	23,765,671

Property and equipment, net	951,816	1,034,502

Land use rights, net	234,765	232,761

TOTAL ASSETS	$41,943,115	$25,032,934

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Short-term bank loans	$3,289,573	$1,170,070
Accounts payable	2,724,057	4,844,194
Other payable and accrued liabilities	495,697	448,453
Due to related party	514	43,878
Income taxes payable	693,031	263,844
Other taxes payable	593,046	394,076

Total Current Liabilities	7,795,918	7,164,515

LONG-TERM LIABILITIES:
Convertible debt, net	324,367	-

Total Liabilities	8,120,285	7,164,515

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common stock ($0.001 par value; 50,000,000 shares authorized; 35,000,000 shares issued and outstanding at December 31, 2010 and 2009, respectively)	35,000	35,000
Additional paid-in capital	1,676,124	1,607,769
Subscription receivable	(35,000)	(35,000)
Retained earnings	29,555,834	14,664,084
Statutory reserve	837,048	837,048
Accumulated other comprehensive income	1,753,824	759,518

Total Shareholders' Equity	33,822,830	17,868,419

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$41,943,115	$25,032,934

See notes to consolidated financial statements

ANBAILUN INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2010	2009	2008

NET SALES	$84,622,045	$59,023,342	$38,759,758

COST OF SALES	60,591,528	41,972,052	28,101,914

GROSS PROFIT	24,030,517	17,051,290	10,657,844

OPERATING EXPENSES:
Selling expenses	2,335,595	1,832,252	919,799
Research and development expenses	264,122	220,295	166,917
Professional fees	303,889	-	-
General and administrative expenses	999,759	1,123,590	824,362

Total Operating Expenses	3,903,365	3,176,137	1,911,078

INCOME FROM OPERATIONS	20,127,152	13,875,153	8,746,766

OTHER INCOME (EXPENSE):
Interest income	58,418	24,659	23,674
Debt issuance costs	(15,000)	-	-
Interest expense	(167,838)	(56,965)	(40,959)

Total Other Expense	(124,420)	(32,306)	(17,285)

INCOME BEFORE INCOME TAXES	20,002,732	13,842,847	8,729,481

INCOME TAXES	5,110,982	3,456,857	2,185,559

NET INCOME	$14,891,750	$10,385,990	$6,543,922

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	994,306	24,134	361,453

COMPREHENSIVE INCOME	$15,886,056	$10,410,124	$6,905,375

See notes to consolidated financial statements

ANBAILUN INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock
	Shares	Amounts	Additional Paid-In Capital	Subscription receivable	Retained earnings	Surplus reverse	Other comprehensive income	Total Shareholders’ Equity

Balance as of January 1, 2008	35,000,000	$35,000	$1,607,769	$(35,000)	$2,043,123	$837,048	$373,931	$4,861,871
Net income	-	-	-	-	6,543,922	-	-	6,543,922
Dividend to owner	-	-	-	-	(4,308,951)	-	-	(4,308,951)
Foreign currency translation adjustment	-	-	-	-	-	-	361,453	361,453
Balance as of December 31, 2008	35,000,000	35,000	1,607,769	(35,000)	4,278,094	837,048	735,384	7,458,295
Net income	-	-	-	-	10,385,990	-	-	10,385,990
Foreign currency translation adjustment	-	-	-	-	-	-	24,134	24,134
Balance as of December 31, 2009	35,000,000	35,000	1,607,769	(35,000)	14,664,084	837,048	759,518	17,868,419
Net income	-	-	-	-	14,891,750	-	-	14,891,750
Warrants issued with convertible debt	-	-	68,355	-	-	-	-	68,355
Foreign currency translation adjustment	-	-	-	-	-	-	994,306	994,306
Balance as of December 31, 2010	35,000,000	$35,000	$1,676,124	$(35,000)	$29,555,834	$837,048	$1,753,824	$33,822,830

See notes to consolidated financial statements

ANBAILUN INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2010	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,891,750	$10,385,990	$6,543,922
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	152,004	149,047	145,333
Amortization of land use rights	5,785	5,732	5,632
Interest expense	42,722	-	-
Changes in assets and liabilities:
Accounts receivable	(9,710,929)	(2,792,205)	(1,608,533)
Advance to suppliers	(2,204,844)	-	-
Prepaid expenses	-	(18,273)	-
Inventories	(1,604,896)	(170,743)	(1,135,763)
Accounts payable	(2,228,996)	384,443	1,651,247
Other payable and accrued liabilities	32,533	64,689	39,279
Due to related party	(43,742)	43,854	-
Income taxes payable	409,844	87,579	64,522
Other taxes payable	180,967	205,368	93,176

NET CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES	(77,802)	8,345,481	5,798,815

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(36,956)	(205)	(15,893)

NET CASH USED IN INVESTING ACTIVITIES	(36,956)	(205)	(15,893)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank loans	4,418,219	1,169,440	430,895
Repayment of bank loans	(2,389,821)	(438,540)	(430,895)
Proceeds from convertible debt	350,000	-	-
Payment of dividend to related party	-	(4,385,401)	(2,872,634)

NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES	2,378,398	(3,654,501)	(2,872,634)

EFFECT OF FOREIGN CURRENCY FLUCTUATION ON CASH AND CASH EQUIVALENTS	490,965	22,605	367,809

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,754,605	4,713,380	3,278,097

CASH AND CASH EQUILAVENTS – BEGINNING OF YEAR FFFFyearYEAR	12,789,430	8,076,050	4,797,953

CASH AND CASH EQUIVALENTS – END OF YEAR	$15,544,035	$12,789,430	$8,076,050

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$125,116	$56,965	$40,959
Income taxes	$4,701,138	$3,369,277	$2,158,668

See notes to consolidated financial statements

ANBAILUN INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 and 2008

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Anbailun International Holdings Limited (the “Company” or “ANBAILUN”) is a holding company formed under the laws of the British Virgin Islands on April 12, 2010.  ANBAILUN is the sole shareholder of Ansheng (HK) Holding Limited (“Ansheng (HK)”). Ansheng (HK) was incorporated under the laws of Hong Kong on June 18, 2010. Ansheng (HK) Holdings Limited acquired 100% of the ownership of Fujian Jinjiang Chendai Ansheng Shoes & Clothing Co., Ltd. (“Fujian Ansheng”), a limited liability company incorporated under the laws of the People’s Republic of China (the “PRC”) on July 25, 1995, pursuant to the terms of a share exchange agreement entered into on September 15, 2010 but was not approved by the PRC government and effective until December 13, 2010.

On July 25, 1995, Fujian Ansheng was incorporated with registered capital of US$274,689 contributed by three owners Mr. Jinbiao Ding (50%), Mr. Choumou Ding (25%) and Ms. Jinfang Ding (25%).  The registered capital was increased to US$636,715 by the three owners proportionately on December 20, 2001. In September 2007, Mr. Choumou Ding and Ms. Jinfang Ding transferred their ownership to Mr. Jinbiao Ding, and Mr. Jinbiao Ding contributed additional US$971,054 to Fujian Ansheng which increased its registered capital to US$1,607,769. Until Ansheng (HK)’s acquisition of Fujian Ansheng effective December 13, 2010, Fujian Ansheng was 100% owned by Mr. Jinbiao Ding (“Mr. Ding”).

As of December 31, 2010, details of the subsidiaries of the Company are as follows:

Subsidiaries’ names	Domicile and date of incorporation	Paid-in capital	Effective ownership	Principal activities

Ansheng (HK)	Hong Kong June 18, 2010	HK$10,000	100%	Holding company of Fujian Ansheng

Fujian Ansheng	People’s Republic of China (“PRC”) July 25, 1995	RMB12,580,000	100%	Sports footwear designer and manufacturer in China’s domestic market in smaller cities and towns and rural areas.

As a material subsequent event (See Note 16 – Subsequent Events), on February 11, 2011, the Company entered into a Share Exchange Agreement (“Exchange Agreement”) by and among (i) the Company, (ii) Ansheng International, Inc., Anbailun’s sole shareholder and 100% owned by Mr. Lam Chiu Ming (“Mr. Lam”), (iii) Westergaard.com, Inc. (“Westergaard”), a company incorporated under the laws of the State of Delaware on August 15, 1996, as Westergaard Online Systems, Inc. and now quoted on the OTCQB of the OTC Pink Sheets under the symbol “WSYS”, and (iv) the principal stockholders of Westergaard. Pursuant to the terms of the Exchange Agreement, the Company’s shareholder transferred to Westergaard all of the shares of the Company in exchange for the issuance of 33,949,212 shares of the common stock of Westergaard, par value US$0.001 per share (the “Common Stock”). As a result of the Share Exchange, the Company became a wholly-owned subsidiary of Westergaard.

Concurrent with the Share Exchange, Mr. Jinbiao Ding (“Mr. Ding”) was appointed the Chief Executive Officer of Westergaard and Mr. Lam and Mr. Ding entered into a Share Transfer Agreement (the “Share Transfer Agreement”) dated February 11, 2011 and fully discussed below, pursuant to which Mr. Lam granted to Mr. Ding the option to purchase all of the 30,000 outstanding ordinary shares (the “Option Shares”) of Ansheng International, Inc. held by Mr. Lam at the nominal price of $30,000 or US$1.00 per share.

Pursuant to a restructuring plan intended to ensure compliance with the PRC rules and regulations as described below (“ the Restructuring ”) and in order to effectuate a merger with a shell company, on September 15, 2010, the Company, through its directly wholly-owned subsidiary Ansheng (HK), signed an agreement to acquire 100% equity interests in Fujian Ansheng, a company 100% owned and controlled by Mr. Ding for a cash payment to Mr. Ding of RMB12,580,000 or approximately US$1,900,000 which was paid to Mr. Ding in February 2011 and represents the amount of original registered capital of Fujian Ansheng contributed by Mr. Ding.

Also as part of the Restructuring, in February 2011, Ansheng (HK)’s capital was established by way of contributions from Mr. Ding of RMB12,580,000 or approximately US$1,900,000, which aggregate amount equaled the total transfer price Mr. Ding was entitled to receive pursuant to the Restructuring and which he was paid by Ansheng (HK) for the transfer of his equity interests in Fujian Ansheng.

The acquisition of Ansheng Fujian by Ansheng (HK) was specifically intended to ensure compliance with the PRC M&A rules and regulations and to structure these entities to complete a recapitalization and reverse merger with a public shell. The Company anticipates that pursuant to the Share Transfer Agreement entered into by and between Mr. Lam and Mr. Ding, the ordinary shares of Ansheng International, Inc. will be transferred from Mr. Lam to Mr. Ding. As a result, Mr. Ding has continued to bear the residual risks of the combined entity.

The Fujian Ansheng Share Transfer Agreement was approved by the Fujian Provincial Government on December 1, 2010 and such acquisition took effect when Ansheng (HK) was registered as the sole shareholder of Fujian Ansheng with the Fujian Branch Office of the State Administration for Industry and Commerce on December 13, 2010. Although the Fujian Ansheng Share Transfer Agreement took effect on December 13, 2010, the necessary consideration of RMB 12,580,000 or approximately US$1,900,000 was not paid until February 2011. Accordingly, at December 13, 2010, the Company recorded a contribution receivable of approximately $1,900,000 from Mr. Ding which was offset by the distribution payable to Mr. Ding. Since it was the intent of all parties to compete a reverse merger with a public shell, the consideration was not paid until such a transaction occurred in February 2011, and Mr. Ding and Mr. Lam entered into the Share Transfer Agreement as described above.

The guidance in ASC 805 states that if an acquirer cannot be identified based solely on the outstanding voting interests, the guidance in ASC 805-10-55-11 through 55-13 is considered in determining the acquirer. Pursuant to 805-55-12(a), the acquirer usually is the combining entity whose owners as a group retain or receive the largest portion of the voting rights in the combined entity. In determining which group of owners retains or receives the largest portion of the voting rights, an entity shall consider the existence of any unusual or special voting arrangements and options, warrants, or convertible securities. Judgment, based on an assessment of all relevant facts and circumstances, must be applied when evaluating how options, warrants, or convertible instruments, including convertible debt with attributes similar to common stock, should be considered. The Company believes that in-the-money options granted to Mr. Ding by Mr. Lam that are vested into voting shares as of the date of consummation (or become so as a result of consummation) should be considered outstanding shares for purposes of this test.

Pursuant to ASC 805-10-55-12(c), the Company considered the composition of the governing body of the combined entity. The acquirer usually is the combining entity whose owners have the ability to elect or appoint or to remove a majority of the members of the governing body of the combined entity. Pursuant to the Share Transfer Agreement between Mr. Ding and Mr. Lam, Mr. Ding has the ability to elect or appoint the Company’s directors.

Additionally, pursuant to 805-10-55-12(d), the Company considered the composition of the senior management of the combined entity. The acquirer usually is the combining entity whose former management dominates the management of the combined entity. If the business combination results in the management of one of the combining entities being able to dominate the selection of the management team of the resulting combined entity, the entity whose management is able to dominate is likely to be the accounting acquirer. The SEC staff has stated that consideration should be given to the relative number of executive positions taken by the combining entities‘ former management teams and to the roles, responsibilities, and seniority of those positions. All executive positions with the combined entity all that of Fujian Ansheng and Mr. Lam has no involvement with any decision and does not participate in the management of the combined entity.

Pursuant to ASC 805-10 and 805-40, the Share Exchange has been accounted for as a recapitalization, whereby the Westergaard is deemed to be the accounting acquiree (legal acquirer) and Anbailun is the accounting acquirer (legal acquiree). The financial statements before the date of the Share Exchange are those of Anbailun with the results of the Westergaard being consolidated from the date of the Share Exchange. The equity section and earnings per share has been retroactively restated to reflect the reverse acquisition and no goodwill was recorded.

The table below sets forth the proportion of equity interests in all entities and individuals involved before and after the Restructuring based on subscribed registered capital:

	Ansheng International, Inc.			ANBAILUN		Ansheng (HK)		Fujian Ansheng
	Before	After		Before	After	Before	After	Before	After
	%	%		%	%	%	%	%	%
Shareholder
Mr. Lam Chiu Ming (“ Mr. Lam ”)	100	100	*	—	—	—	—	—	—
Ansheng International, Inc.	—	—		100	100		—	—	—
ANBAILUN	—	—		—	—	100	100	—	—
Ansheng (HK)	—	—		—	—	—	—	—	100
Mr. Ding	—	—		—	—	—	—	100	—
	100	100		100	100	100	100	100	100

•
As part of the Restructuring, Mr. Lam and Mr. Ding entered into a Share Transfer Agreement (the “Share Transfer Agreement”) dated February 11, 2011, pursuant to which Mr. Lam granted to Mr. Ding the option to purchase all of the 30,000 ordinary shares (the “Option Shares”) of Ansheng International, Inc. held by Mr. Lam at the nominal price of US$1.00 per share. The option shares vest and become exercisable upon Fujian Ansheng attaining consolidated net income performance targets for fiscal 2011 of at least 120% of the audited consolidated net income of the year ended December 31, 2010 or alternatively if the performance target has not been met, by the payment of the alternative exercise price of US$30,000. Accordingly, upon exercise of such option, Mr. Ding will directly own and control 33,949,212 shares, or 98.6%, of the Company’s Common Stock.

As part of the Restructuring, Mr. Lam, a resident of Hong Kong and the sole shareholder of Ansheng International, Inc. agreed that without the prior written consent of Mr. Ding, Mr. Lam shall not vote his shares in the Company such that the Company shall (i) issue or create any new shares, equity, registered capital, ownership interest, or equity linked securities, or any options or warrants that are directly convertible into, or exercisable or exchangeable for, shares, equity, registered capital, ownership interest, or equity-linked securities of the Company, or other similar equivalent arrangements, (ii) alter the shareholding structure of the Company, (iii) cancel or otherwise alter the Option Shares, (iv) amend the register of members or the memorandum and articles of association of the Company, (v) liquidate or wind up the Company, or (vi) act or omit to act in such a way that would be detrimental to the interest of Mr. Ding in the Option Shares.  Additionally, Mr. Lam agreed that no further directors would be appointed to the board of either Ansheng International, Inc., ANBAILUN, Ansheng (HK), or Fujian Ansheng without the prior written consent of Mr. Ding. Mr. Ding is able to control and manage the operational, investment and business decisions of these companies, including the ability to control decisions regarding any change in these companies’ capital structure or payment of dividends. Further, Mr. Ding has the ultimate authority to determine the composition of the board of directors for these companies.

The purpose of the Share Transfer Agreement is to enable Mr. Ding to re-acquire the ultimate legal ownership of Fujian Ansheng in compliance with PRC rules and regulations.  The arrangement for Mr. Ding to control the holding companies and Fujian Ansheng as well as the Share Transfer Agreement are each an inseparable and indispensable part of the Restructuring which enables Mr. Ding to continue to have residual rewards of the combined entity.

Mr. Ding has retained a financial controlling interest in the combined entity through the above-discussed residual risks and rewards. Furthermore, during and after the Restructuring, there has been no change to the Company’s principal managers and Mr. Ding continues to act as the principal managing officer and employee of the company and Fujian Ansheng has remained under common operating, management and financial control. As a result, the Restructuring has been accounted for as a combination of entities under common control and recapitalization of Fujian with no adjustment to the historical basis of the assets and liabilities of Fujian Ansheng, and the operations were consolidated as if the Restructuring occurred as of the beginning of the first accounting period presented in these consolidated financial statements.

The Company, through its operating subsidiary, Fujian Ansheng which is located in Fujian, China, is a sports footwear designer and manufacturer in China’s domestic market in Tier 3 cities and towns and rural areas. The Company’s products include skateboard shoes, sneakers, jogging shoes, basketball shoes, tennis shoes, boots, classic shoes and cotton-padded shoes. The Company’s operations include: (1) research and development of sports footwear with original design under its own brand names; (2) manufacturing of sports footwear; (3) manufacturing technologies that support the realization of its designs as well as ensure the quality of shoe products, and (4) a distribution network that covers several small cities and towns in northern and northeastern China.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements have been presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s consolidated financial statements include the financial statements of its wholly-owned subsidiaries, Ansheng (HK) and Fujian Ansheng.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the consolidated financial statements and during the reporting period. Actual results could differ from these estimates. Significant estimates include the allowance for doubtful accounts, the allowance for obsolete inventory, the useful life of property and equipment and intangible assets, assumptions used in assessing impairment of long-term assets, and the fair value of embedded beneficial conversion features and warrants..

Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions with maturities of three months or less when purchased. The Company maintains cash and cash equivalents with various financial institutions in the PRC and the balances in banks in the PRC are uninsured.

Fair value of financial instruments

The Company adopted the guidance of Accounting Standards Codification (“ASC”) 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

•	Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

•
Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

•
Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, advances to suppliers, loans payable, accounts payable and accrued expenses, and amounts due to related parties approximate their fair market value based on the short-term maturity of these instruments. The Company did not have any non-financial assets or liabilities that are measured at fair value on a recurring basis as of December 31, 2010 and 2009.

ASC 825-10 “Financial Instruments,” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

Concentrations of credit risk

The Company’s operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC's economy. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. Substantially all of the Company’s cash is maintained with state-owned banks within the PRC, and no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts. A significant portion of the Company’s sales are credit sales which are primarily to customers who have the ability to pay; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms.  The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Accounts receivable

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection. At December 31, 2010 and 2009, the Company did not record any allowance for doubtful accounts.

Advance to suppliers

Advance to suppliers represent partial payments or deposits for future inventory purchases. These advances to suppliers are non-interest bearing and unsecured. From time to time, vendors require a certain amount of monies to be deposited with them as a guarantee that the Company will receive their purchases on a timely basis and to secure inventory pricing. As of December 31, 2010, and 2009, the Company’s advances to suppliers amounted to approximately US$2,260,517 and US$0, respectively.

Inventories

Inventories, consisting of raw materials, work in process and finished goods related to the Company’s products are stated at the lower of cost or market utilizing the weighted average method. An allowance is established when management determines that certain inventories may not be saleable. If inventory costs exceed expected market value due to obsolescence or quantities in excess of expected demand, the Company will record reserves for the difference between the cost and the market value. These reserves are recorded based on estimates. At December 31, 2010 and 2009, the Company did not record any inventory reserve.

Property and equipment

Property and equipment are carried at cost and are depreciated on a straight-line basis (after taking into account their respective estimated  residual value) over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.  When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

The estimated useful lives are as follows:

	Years	Residual Value
Buildings	20	5%
Plant and machinery	10	5%
Furniture, fixtures and electronic equipment	5	5%

Land use rights

All land in the PRC is owned by the PRC government and cannot be sold to any individual or company. The Company has recorded the amounts paid to the PRC government to acquire long-term interests to utilize land underlying the Company’s facilities as land use rights. This type of arrangement is common for the use of land in the PRC. Land use rights are amortized on the straight-line method over the terms of the land use rights, which is 50 years.

Impairment of long-lived assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not record any impairment charges for the years ended December 31, 2010 and 2009.

Revenue recognition

Pursuant to the guidance of ASC Topic 605 and ASC Topic 360, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collectability is reasonably assured.

The Company organizes and attends two product trading fairs each year in May and October. The product trading fairs are attended by more than 100 existing and potential distributors and the Company receives a majority of its product orders from its independent distributors at these trade fairs, with certain amounts of follow-up orders thereafter. Revenue is recognized when products are delivered to its distributors and generally payment is due 60 days from the date of delivery. The Company's sales consist of the invoiced value of goods, net of a value-added tax (VAT).

Provisions for estimated returns and allowances, rebates to customers, and any other adjustments are provided for in the same period the related sales are recorded. Generally, the Company will record a reduction to gross sales based on estimated customer returns and  allowances and rebates. These reductions are influenced by historical rates of customer returns and  allowances and rebates as well as the specific identification of certain returns and allowances and rebates.

The actual amount of sales returns and allowances realized may differ from our estimates. If we determine that sales returns or allowances should be either increased or decreased, then the adjustment would be made to net sales in the period in which such a determination is made. No product returns  allowance is made as products delivered and accepted by customers are normally not returned. Generally, pursuant to the Company’s sales agreements, the customer has seven days to return any damaged product. For the years ended December 31, 2010, 2009 and 2008, the Company did not record any sales return or allowances.

The Company offers its customers a sales rebate if the respective customer’s sales of the Company’s products exceed certain levels. If the respective customers sales of product exceed specified sales levels, within one year, the Company shall award the customer between 3% and 4% of the respective customer’s total yearly sales, in cash or by writing-down the same amount from the accounts receivable at the end of the year.  For the years ended December 31, 2010, 2009 and 2008, sales  rebates  were netted against gross sales and amounted to US$2,774,287 or 3.2% of gross sales, US$2,444,196 or 4.0% of gross sales, and US$1,507,369 or 3.7% of gross sales, respectively.

Income taxes

The Company is governed by the Income Tax Law of the People’s Republic of China, Hong and the British Virgin Islands. The Company accounts for income tax using the liability method prescribed by ASC 740, “ Income Taxes ”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company applied the provisions of ASC 740-10-50, “Accounting For Uncertainty In Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of December 31, 2010 and 2009, the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

Value added tax

The Company is subject to value added tax (“VAT”) for manufacturing products. The applicable VAT rate is 17% for products sold in the PRC. The amount of VAT liability is determined by applying the applicable tax rate to the amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT).

Employee benefits

The Company’s operations and employees are all located in the PRC.  The Company makes mandatory contributions to the PRC government’s health, retirement benefit and unemployment funds in accordance with the relevant Chinese social security laws. The costs of these payments are charged to income in the same period as the related salary costs and are not material.

Advertising

Advertising is expensed as incurred and is included in selling expenses on the accompanying consolidated statements of income. Advertising expenses amounted to US$2,183,433, US$1,719,077 and US$861,790 for the years ended December 31, 2010, 2009 and 2008, respectively.

Research and development

Research and development costs are expensed as incurred. These costs primarily consist of cost of materials used and salaries paid for the development of the Company’s products, and depreciation amount from machinery used. Research and development expenses amounted to US$264,122, US$220,295 and US$166,917 for the years ended December 31, 2010, 2009 and 2008, respectively.

Shipping costs

Shipping costs, if any, are included in selling expenses and were not material for the years ended December 31, 2010, 2009 and 2008, respectively, since both the Company’s customers and suppliers pay for their respective shipping costs. The Company does not charge its customers for shipping and handling fees.

Foreign currency translation

The reporting currency of the Company is the U.S. dollar. The functional currency of the parent company and its subsidiary ANBAILUN is the U.S. dollar. The functional currency of Ansheng (HK) is the Hong Kong dollar, the functional currency of the Company’s subsidiary, Ansheng Fujian, is the Chinese Renminbi (“RMB”). For the subsidiaries whose functional currencies are the Hong Kong dollar or RMB, results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets.  Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income.  The foreign currency translation adjustment included in comprehensive income for the years ended December 31, 2010, 2009 and 2008 were US$994,306, US$24,134 and US$361,453, respectively. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the acquisition date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

All of the Company’s revenue transactions are transacted in the functional currency. The Company does not enter any material transaction in foreign currencies and, accordingly, transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

Asset and liability accounts at December 31, 2010 and 2009 were translated at 6.6118 RMB to US$1.00 and 6.8372 RMB to US$1.00, respectively, which were the exchange rates on the balance sheet dates. Equity accounts were stated at their historical rate. The average translation rates applied to the statements of income for the years ended December 31, 2010, 2009 and 2008 were 6.77875 RMB, 6.8409 RMB and 6.9623 RMB to US$1.00, respectively.  Cash flows from the Company’s operations are calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Accumulated other comprehensive income

Comprehensive income is comprised of net income and all changes to the statements of stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. For the Company, comprehensive income for the years ended December 31, 2010, 2009 and 2008 included net income and unrealized gains from foreign currency translation adjustments.

Related parties

Parties are considered to be related to the Company if the parties that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions shall be recorded at fair value of the goods or services exchanged.

Recently issued accounting pronouncements

In November 2009, the FASB issued an ASU regarding accounting for stock dividends, including distributions to shareholders with components of stock and cash. This ASU clarifies that the stock portion of a distribution to shareholders that contains components of cash and stock and allows shareholders to select their preferred form of the distribution (with a limit on the amount of cash that will be distributed in total) should be considered a stock dividend and included in EPS calculations as a share issuance. The adoption of this guidance did not have a material impact on the Company’s financial statements.

In December 2009, FASB issued ASU No. 2009-16, Accounting for Transfers of Financial Assets. The amendments in this Accounting Standards Update improve financial reporting by eliminating the exceptions for qualifying special-purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. Comparability and consistency in accounting for transferred financial assets will also be improved through clarifications of the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. The Company does not expect the adoption of this ASU to have a material impact on its financial statements.

In January 2010, FASB issued ASU No. 2010-06 – Improving Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: 1) Transfers in and out of Levels 1 and 2.  A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.  2)  Activity in Level 3 fair value measurements.  In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). This update provides amendments to Subtopic 820-10 that clarifies existing disclosures as follows: 1) Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities. 2) Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. These disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this ASU did not have any material impact on the Company’s financial statements.

In February 2010, the FASB issued Accounting Standards Update (ASU) 2010-09 to amend ASC 855, Subsequent Events, whose effective date is for interim or annual reporting periods ending after June 15, 2010. As a result, ASU No. 2010-09 excludes SEC reporting entities from the requirement to disclose the date on which subsequent events have been evaluated; In addition, it modifies the requirement to disclose the date on which subsequent events have been evaluated in reissued financial statements to apply only to such statements that have been restated to correct an error or to apply U.S. GAAP retrospectively.

In May 2010, the FASB issued ASU 2010-19, Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates.  The amendments in this Update are effective as of the announcement date of March 18, 2010. The Company does not expect the provisions of ASU 2010-19 to have a material effect on the financial position, results of operations or cash flows of the Company.

In December 2010, FASB issued ASU No. 2010-28, Intangibles - Goodwill and Other (ASC Topic 350). Under Topic 350 on goodwill and other intangible assets, testing for goodwill impairment is a two-step test. When a goodwill impairment test is performed (either on an annual or interim basis), an entity must assess whether the carrying amount of a reporting unit exceeds its fair value (Step 1). If it does, an entity must perform an additional test to determine whether goodwill has been impaired and to calculate the amount of that impairment (Step 2). The amendments in this update modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors require that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. As we do not have any significant intangible assets, we believe that the impact of adopting this update will not be material on our consolidated results of operations and financial position.

In December 2010, FASB issued Accounting Standards Update (ASU) No. 2010-29, Business Combinations (ASC Topic 805). The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also improve the usefulness of the pro forma revenue and earnings disclosures by requiring a description of the nature and amount of material, nonrecurring pro forma adjustments that are directly attributable to the business combination(s). The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is permitted. As we did not enter into any business combinations in fiscal year 2010, we believe that the adoption this update will not have any material impact on our financial statement disclosures. However, if we enter into material business combinations in the future, the adoption of this update may have significant impact on our financial statement disclosures.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2010 and 2009 consisted of the following:

	December 31,
	2010	2009
Accounts receivable	$17,727,064	$7,514,749
Less: allowance for doubtful accounts	-	-
Total	$17,727,064	$7,514,749

No allowance for doubtful accounts was recorded during the years ended December 31, 2010 and 2009 as management believes no accounts are uncollectible as of December 31, 2010 and 2009. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection.

NOTE 4 – INVENTORIES

At December 31, 2010 and 2009, inventories consisted of the following:

	December 31,
	2010	2009
Raw materials	$764,016	$601,332
Work in process	3,681,100	1,732,930
Finished goods	760,896	1,108,948
	$5,206,012	$3,443,210

NOTE 5 - PROPERTY AND EQUIPMENT

At December 31, 2010 and 2009, property and equipment consist of the following:

	December 31,
	2010	2009
Building and building improvements	$1,451,950	$1,404,084
Manufacturing equipment	805,973	748,001
Office equipment and furniture	67,723	60,253
	2,325,646	2,212,338
Less: accumulated depreciation	(1,373,830)	(1,177,836)
	$951,816	$1,034,502

For the years ended December 31, 2010, 2009 and 2008, depreciation expense amounted to US$152,004, US$149,047 and US$145,333, of which US$101,769, US$98,741 and US$97,019 was included in cost of sales, respectively.

As of December 31, 2010, the buildings with net value of US$526,634 were collateralized for short-term bank loans of US$756,224 from Industrial and Commercial Bank of China Ltd. ("ICBC") Jinjiang Branch. As of December 31, 2009, the buildings with net value of US$575,967 were collateralized for short-term bank loans of US$731,293 from Industrial and Commercial Bank of China Ltd. ("ICBC") Jinjiang Branch.

NOTE 6 – LAND USE RIGHTS

At December 31, 2010 and 2009, land use rights consist of the following:

		December 31,
	Useful Life	2010	2009
Land use rights	50 Years	$296,545	$286,769
Less: accumulated amortization		(61,780)	(54,008)
Total		$234,765	$232,761

Amortization expense for the years ended December 31, 2010, 2009 and 2008 amounted to US$5,785, US$5,732 and US$5,632, respectively. Amortization of land use rights attributable to future periods is as follows:

Years ending December 31:	Amount
2011	$5,931
2012	5,931
2013	5,931
2014	5,931
2015	5.931
2016 and thereafter	205,110
Total	$234,765

As of December 31, 2010, land use right with net value of US$234,765 was collateralized for short-term bank loans from Industrial and Commercial Bank of China Ltd. ("ICBC") Jinjiang Branch. As of December 31, 2009, land use right with net value of US$232,761 was collateralized for short-term bank loans from Industrial and Commercial Bank of China Ltd. ("ICBC") Jinjiang Branch.

NOTE 7 – SHORT-TERM BANK LOANS

At December 31, 2010 and 2009, short-term bank loan consisted of the following:

	December 31,
	2010	2009

Loan payable to Industrial and Commercial Bank of China, due on July 30, 2010 with annual interest of 6.903% and repaid on due date	$-	$438,777

Loan payable to Industrial and Commercial Bank of China, due on July 30, 2010 with annual interest of 6.903% and subsequently repaid on the due date.	-	731,293

Loan payable to Industrial and Commercial Bank of China, due on February 1, 2011 and bears an annual interest rate based on the benchmark interest rate multiplied by 1.05 (5.5755% as of December 31, 2010) and collateralized by its accounts receivables.	264,678	-

Loan payable to Industrial and Commercial Bank of China, due on July 15, 2011 and bears an annual interest rate based on the benchmark interest rate multiplied by 1.05 (5.5755% as of December 31, 2010) and collateralized by its accounts receivables.	483,983	-

Loan payable to Industrial and Commercial Bank of China, due on August 2, 2011 with annual interest rate based on the benchmark interest rate multiplied by 1.05 (5.5755% as of December 31, 2010) and guaranteed by Jinjiang Qiuzhi East Asia Shoes and Clothing Ltd.	453,734	-

Loan payable to Industrial and Commercial Bank of China, due on June 2, 2011 with annual interest rate based on the benchmark interest rate multiplied by 1.15 (5.589% as of December 31, 2010) and collateralized by the buildings with net value of US$526,634 and the land use right with net value of US$234,765.	756,224	-

Loan payable to Industrial and Commercial Bank of China, due on December 1, 2011 with annual interest rate based on the benchmark interest rate multiplied by 1.05 (5.838% as of December 31, 2010) and collateralized by its accounts receivables.	1,330,954	-

Total	$3,289,573	$1,170,070

For the years ended December 31, 2010, 2009 and 2008, interest expense related to loans amounted to US$125,116, US$56,965 and US$40,959, respectively.

The loan payable of US$483,983, US$453,734 and US$1,330,954 as of December 31, 2010 was guaranteed by Jinjiang Qiuzhi East Asia Shoe & Cloth Co., Ltd, an enterprise owned by Mr. Jinbiao Ding’s cousin, Ding Shaoxian. The loan payable of US$756,224 as of December 31, 2010 to Industrial and Commercial Bank of China is due on June 2, 2011 and bears and annual interest rate based on the China Bank rate multiplied by 1.15 and collateralized by the buildings with net value of US$526,634and the land use right with net value of US$234,765. The loan payable of US$438,777 as of December 31, 2009 was guaranteed by Jinjiang Qiuzhi East Asia Shoe & Cloth Co., Ltd, an enterprise owned by Mr. Jinbiao Ding’s cousin, Ding Shaoxian.  The loan payable of US$731,293 as of December 31, 2009 was collateralized by the buildings with net value of US$575,967 and land use rights with net value of US$232,761.

NOTE 8 – OTHER PAYABLE AND ACCRUED LIABILITIES

At December 31, 2010 and 2009, other payables and accrued liabilities consist of the following:

	December 31,
	2010	2009
Accrued payroll payable	$411,193	$429,055
Other liabilities	84,504	19,398
	$495,697	$448,453

NOTE 9 – RELATED PARTY TRANSACTIONS

From time to time, Mr. Jinbiao Ding advanced funds to company for working capital purposes. These advances are non-interest bearing, unsecured and payable on demand. At December 31, 2010 and 2009, due to related party was as follows:

	December 31,
Name	2010	2009
Mr. Jinbiao Ding	$514	$43,878

NOTE 10 – CONVERTIBLE DEBT

On May 12, 2010, the Company and Silver Rock Capital Limited (“Silver Rock”) entered into a series of agreements (a securities purchase agreement and other related agreements (the “Bridge Loan Agreement”)). Pursuant to the Bridge Loan Agreement, Silver Rock provided capital in the form of a senior secured convertible note to the Company in the principal amount up to US$350,000 to be solely used for the fees and expenses incurred in preparation of the Offering in the U.S. capital market. In connection with the loan, Silver Rock received a senior secured convertible note (the “Note”) in the aggregate principal amount of US$350,000. Pursuant to the original May 12, 2010 secured convertible note, the note will mature on May 12, 2011, and carry no interest. Pursuant to the convertible note agreement, commencing at such time the Company becomes a publicly traded entity in the U.S. the holders of the Note have the right to convert the Note to the common stock of the Company with an initial conversion price (the “Conversion Price”) of (i) US$1.00 assuming that 35,000,000 shares of the Company's common or ordinary stock is issued and outstanding subject to adjustment for future share splits or (ii) eighty percent (80%) of the price of any securities sold in any financing of the Company. The convertible note included common stock warrants (the "Warrants") exercisable for a period of 5 years from issuance to purchase common stock of the Company up to the same amount of shares of the common stock issuable upon conversion of the Notes. Each warrant was exercisable with an initial exercise price equal to one hundred 120% of the Conversion Price of the Notes. On the agreement date, ANBAILUN was an inactive company with no assets or operations and was formed in contemplation of setting an offshore structure to eventually acquire the Company’s current operating subsidiary Fujian Ansheng which became effective on December 13, 2010 upon the approval of the applicable Chinese administrative agency.

On May 12, 2010, the Company evaluated whether or not the convertible debt contained embedded conversion options, which meet the definition of a derivatives under ASC Topic 815 - “Derivatives and Hedging” and related interpretations.  The Company concluded that the convertible debt did not contain any embedded conversion options and was not a derivative. Since ANBAILUN was a private company, the common shares underlying the convertible debt could not be converted into cash and there was no net settlement.

In accordance with ASC Topic 415-20 – “Debt with Conversion and Other Options”, no beneficial conversion feature was recorded because the convertible note was not fully convertible as of December 31, 2010 due to the contingency.

Pursuant to the terms of the initial Warrant, Silver Rock was entitled to initially purchase 350,000 shares of common stock of the Company at an initial exercise price of US$1.20 per share. The Warrants had a term of 5 years after the issuance date.  The warrant was treated as a discount to the convertible debt and was valued at US$68,355 and is being amortized over the one year initial note term. The fair market value of the stock warrant was estimated on the date of grant using the Black-Scholes option-pricing model using the following weighted-average assumptions: stock price of $0.75; expected dividend yield 0%; risk-free interest rate of 2.29%; volatility of 50% and an expected term of five years. For the year ended December 31, 2010 and 2009, amortization of the debt discount into interest expense amounted US$42,722 and US$0, respectively.

On February 11, 2011, the Company amended the convertible note agreement and the related warrants. Simultaneously with the Exchange Agreement with Westergaard, the Company amended its Bridge Loan Agreement dated May 12, 2010 with Silver Rock, whereby (i) the note due date was extended to the mature on the earlier to occur of: (a) two (2) years from the closing of a reverse merger with a US Public Company; or (b) February 15, 2013, and (ii) the note became convertible into shares of common stock of Westergaard at a fixed conversion price of US$0.91 per share to replace the Conversion Price. Additionally, pursuant to the amended Bridge Loan Agreement, Silver Rock also received a five (5) year warrant to purchase 384,615 of Westergaard’s common stock at an initial fixed exercise price of US$1.09 per share. The fixed conversion price for the note and fixed exercise price for the warrants replaced any down-round provisions in the amendment.

Pursuant to ASC Topic 470-20-35-1 to 35-3, since the initial terms of a contingent conversion option did not permit the Company to compute the number of shares that the Silver Rock would receive if the contingent event occurred and the conversion price was adjusted, the Company waited until the contingent event occurred and then computed the resulting number of shares that would be received pursuant to the new conversion price. The number of shares that would be received upon conversion based on the adjusted conversion price would was compared with the number that would have been received before the occurrence of the contingent event. The excess number of shares multiplied by the commitment date stock price equals the incremental intrinsic value that resulted from the resolution of the contingency and the corresponding adjustment to the conversion price. That incremental amount shall be recognized when the triggering event occurs. The fair market value of the beneficial conversion feature and the stock warrant was estimated on the date that the contingency was resolved using the Black-Scholes option-pricing model using the following weighted-average assumptions: expected dividend yield 0%; risk-free interest rate of 2.38%; volatility of 50% and an expected term of 4.25 years. Accordingly, the Company recorded additional beneficial conversion feature and warrants value of US$281,645, the difference between the total debt (US$350,000) and the warrant value previously recorded (US$68,355).

The convertible debt liability is as follows at December 31, 2010 and 2009:

	December 31,
	2010	2009
Convertible debt	$350,000	$-
Less: unamortized discount on convertible debt	(25,633)	-
Convertible debt, net	$324,367	$-

NOTE 11 – INCOME TAXES

The Company accounts for income tax pursuant to the accounting standards that requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards. Additionally, the accounting standards require the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Realization of deferred tax assets, including those related to the U.S. net operating loss carryforwards, are dependent upon future earnings, if any, of which the timing and amount are uncertain. The Company recognized no deferred tax asset or liability as of December 31, 2010 and 2009 since there was no difference between the financial statements and the tax basis of assets and liabilities, nor the expected future tax benefit to be derived from tax losses and tax credit carryforwards.

The Company and its subsidiaries file separate income tax returns.

British Virgin Islands

ANBAILUN is incorporated in the British Virgin Islands. Under the current laws of the British Virgin Islands, ANBAILUN is not subject to tax on income or capital gains. In addition, upon payments of dividends by ANBAILUN, no British Virgin Islands withholding tax is imposed.

Hong Kong

Ansheng (HK) is incorporated in Hong Kong. Ansheng (HK) did not earn any income that was derived in Hong Kong for the years ended December 31, 2008, 2009 and 2010 and therefore was not subject to Hong Kong Profits Tax. The payments of dividends by Hong Kong companies are not subject to any Hong Kong withholding tax.

PRC

Fujian Ansheng is governed by the Income Tax Law of the People’s Republic of China. In the years ended December 31, 2010, 2009 and 2008, under the Income Tax Laws of PRC, Chinese companies are generally subject to an income tax at an effective rate of 25%, on income reported in the statutory financial statements after appropriate tax adjustments.

The table below summarizes the differences between the PRC statutory rate and the Company’s effective tax rate and are as follows for the years ended December 31, 2010, 2009 and 2008:

	Years ended December 31,
	2010	2009	2008
Statutory tax rates	25.0%	25.0%	25.0%
Non-deductable expenses	0.1%	0.0%	0.0%

Total provision for income taxes	25.1%	25.0%	25.0%

The Company and its subsidiaries did not have any unrecognized tax benefit as of December 31, 2010 and 2009.

NOTE 12 – OTHER TAXES PAYABLE

The following table reflects other taxes payable as of December 31, 2010 and 2009:

	December 31,
	2010	2009
Value added taxes	$544,079	$361,538
Other taxes	48,967	32,538
Total	$593,046	$394,076

NOTE 13 – STATUTORY RESERVES

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with PRC Corporation Law. Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities’ registered capital or members’ equity. The Company did not make any such appropriation for the years ended December 31, 2010, 2009 and 2008 since the reserve balance as of December 31, 2007 reached 50% of its registered capital. The accumulated balance of the statutory reserve of the Company as of December 31, 2010 and 2009 was US$837,048.

In accordance with the PRC laws and regulations, the Company is restricted in their ability to transfer a portion of its net assets to the Company’s owner in the form of dividends. This portion US$837,048, as of December 31, 2010, represents the accumulated balance of statutory reserve maintained by the Company.

NOTE 14 – CONCENTRATIONS AND CREDIT RISKS

As of December 31, 2010 and 2009, the Company held cash in banks of US$15,544,035 and US$12,789,430, respectively that is uninsured by the government authority. To limit exposure to credit risk relating to deposits, the Company primarily place cash deposits only with large financial institution in the PRC with acceptable credit rating.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. The business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Customers

During the year ended December 31, 2010, no customer accounted for 10% of the Company’s total sales or accounts receivable balance as of December 31, 2010. During the year ended December 31, 2009, one customer accounted for 11% of the Company’s total sales and 10% of the Company’s accounts receivable balance as of December 31, 2009. During the year ended December 31, 2008, one customer accounted for 12% of the Company’s total sales.

Suppliers

One supplier provided 15% of the Company’s purchases of raw materials for the year ended December 31, 2010, but it didn’t accounted for more than 10% of the Company’s accounts payable balance as of December 31, 2010. Two suppliers provided 22% of the Company’s purchases of raw materials for the year ended December 31, 2009, and one of them accounted for 14% of the Company’s accounts payable balance as of December 31, 2009. Two suppliers provided 24% of the Company’s purchases of raw materials for the year ended December 31, 2008.

NOTE 15 – COMMITMENTS AND CONTINGENCIES

Operating lease

On June 1, 2009, the Company leased office space under an operating lease that expires on May 31, 2012. On December 26, 2010, the Company leased office space under and operating lease that expires on December 31, 2013. For the years ended December 31, 2010, 2009 and 2008, rent expense amounted US$81,431, US$62,419 and US$36,195, respectively. Future minimum rental payments required under the operating lease are as  follows:

Year Ending December 31:
2011	$71,841
2012	64,279
2013	45,373

Total	$181,493

NOTE 16 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through the date that the financial statements are issued. The following were noted which were required to be disclosed:

Reverse merger

On February 11, 2011, the Company entered into a Share Exchange Agreement (“Exchange Agreement”) by and among (i) the Company, (ii) Ansheng International, Inc., as the Company’s sole shareholder, (iii) Westergaard.com, Inc. (“Westergaard”), a company incorporated under the laws of the State of Delaware on August 15, 1996, as Westergaard Online Systems, Inc. and now quoted on the OTCQB of the OTC Pink Sheets under the symbol “WSYS”, and (iv) the principal stockholders of Westergaard. Pursuant to the terms of the Exchange Agreement, the Company’s shareholder transferred to Westergaard all of the shares of the Company in exchange for the issuance of 33,949,212 shares of the common stock of Westergaard’s , par value US$0.001 per share (the “Common Stock”) representing approximately 98.6 % of the fully diluted outstanding shares of Westergaard (the “Share Exchange”). As a result of the Share Exchange, the Company became a wholly-owned subsidiary of Westergaard. Concurrent with the Share Exchange, Mr. Ding has been appointed the Chief Executive Officer of the Westergaard.

As a result, the Share Exchange has been accounted for as a recapitalization, whereby the Company is deemed to be the accounting acquirer (legal acquiree) and Westergaard is the accounting acquiree (legal acquirer). The financial statements before the date of the Share Exchange are those of the Company with the results of Westergaard being consolidated from the date of the Share Exchange. In the future, the equity section and earnings per share will be retroactively restated to reflect the reverse acquisition and no goodwill will be recorded.

On February 9, 2011, the directors of Westergaard authorized the 100 for 1 reverse stock split with the record date effective as of February 9, 2011 and FINRA declared the reverse split effective on February 11, 2011. The reverse split was effective immediately prior to the closing of the Exchange Agreement and did not have the effect of reducing any of the shares issued in connection with the Exchange Agreement. The reverse split did, however, reduce the 48,200,927 shares outstanding immediately prior to the closing of the Exchange Agreement to 482,009.

Pursuant to a Share Transfer Agreement between Mr. Lam and Mr. Ding as discussed in Note 1, Mr. Ding, the Company’s Chairman, President and Chief Executive Officer, will have an option, subject to certain performance targets, to purchase from Mr. Lam approximately 28,768,236 shares of Westergaard for US$30,000 currently held by Ansheng International, Inc. Accordingly, upon exercise of such option, Mr. Ding will directly own and control 28,768,236 shares, or 83.5%, of Westergaard’s Common Stock.

Pursuant to certain agreements that Ansheng International, Inc. and the Company entered into with Silver Rock  and Bonus Capital Co., Ltd. (“Bonus Capital”), Ansheng International, Inc. is obligated to transfer Westergaard’s shares it owns to Silver Rock and Bonus Capital. Specifically, Silver Rock and its affiliated entities have entered into an engagement agreement and a bridge loan with the Company. Pursuant to the term sheet, Silver Rock Capital and its affiliated entities agreed to provide consulting services to the Company in connection with a reverse merger and financing in the United States public markets. As consideration for these services, Ansheng agreed that Silver Rock would be entitled to, among other items, equity equal to 9.5% of the total outstanding shares post-closing of the reverse merger and financing. The shares that Silver Rock is entitled to will be transferred to Silver Rock from Ansheng International, Inc.’s share ownership. Additionally, Bonus Capital entered into a marketing consultancy agreement with the Company to provide marketing and consulting services on the matter of Company’s going public in the U.S. capital market. In consideration of the services, Bonus Capital will receive: (i) a number of shares of common stock of the Company equal to 5% of total issued and outstanding shares post-closing of the reverse merger and financing; and (ii) 3-year warrants to purchase the number of shares of common stocks equal to 4% of the total number of shares issued in the private placement with the U.S. public shell company, exercisable at a price equal to 120% of the purchase price per unit in the financing. The shares that Bonus Capital is entitled to will be transferred from the shares issued to Ansheng International, Inc. in the closing of the Exchange Agreement. It is expected that this will result in an issuance of 3,259,415 and 1,921,561 shares being issued to Silver Rock and Bonus Capital, respectively.

The Offering

On April 13, 2011, the Company completed an initial private offering (the “Offering”) through Westergaard, where Westergaard sold to certain investors (the “Investors”), an aggregate of 866,666 investment units (each a “Unit” and collectively, the “Units”) at a price of $1.50 per unit (the “Unit Price”), for an offering proceeds of an amount of $1,299,999 (the “Offering Proceeds”), with each Unit consisting of (i) one share of the series B convertible preferred stock of Westergaard, par value $0.001 per share (the “Series B Preferred Stock”), convertible into one share of the Common Stock (the “Conversion Shares”), (ii) one series A warrant to purchase 0.5 share of the Common Stock at a purchase price of $1.875 per share (the “Series A Warrant”) and (iii) one series B warrant to purchase 0.5 share of the Common Stock at a purchase price of $2.25 per share (the “Series B Warrant”) (the Series A Warrant and the Series B Warrant, collectively as the “Investor Warrants”).

As a result of the Offering, Westergaard issued an aggregate of 866,666 shares of Series B Preferred Stock, 866,666 Series A Warrants to purchase an aggregate of 433,333 shares of our Common Stock, and 866,666 Series B Warrants to purchase an aggregate of 433,333 shares of our Common Stock.